FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration File No. 333-177891-02
October 16, 2012

WFRBS COMMERCIAL MORTGAGE TRUST 2012-C9
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2012-C9

This free writing prospectus dated October 16, 2012 (this “Supplement”) clarifies, updates or adds the following information as it relates to the free writing prospectus dated October 9, 2012 and filed with the Securities and Exchange Commission under accession number 0001193125-12-420058 (the “Free Writing Prospectus”). Terms used in this Supplement and not otherwise defined herein have the meanings assigned to them in the Free Writing Prospectus.

COLLATERAL UPDATE

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to the Free Writing Prospectus as Broadway Square, representing approximately 0.3% of the Cut-off Date Pool Balance, the related prepayment provisions have been amended to add a lockout period of two years and one day from the Closing Date. The amended prepayment provisions permit the borrower to prepay the related Mortgage Loan after such lockout period with (if prior to the open prepayment period) the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium.

The table identified as “Percentage of Mortgage Pool by Prepayment Restrictions” in Annex C to the Free Writing Prospectus is superseded by the following table:

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-177891) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-866-884-2071 (8 a.m. – 5 p.m. EST) or by emailing rbscmbs@rbs.com.

Percentage of Mortgage Pool by Prepayment Restriction(1)

Prepayment Restriction	October 2012	October 2013	October 2014	October 2015	October 2016	October 2017	October 2018	October 2019	October 2020	October 2021	October 2022
Locked Out	100.00%	100.00%	3.22%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00%	0.00%	85.39%	85.76%	82.04%	82.89%	84.24%	84.19%	84.13%	84.07%	0.00%
Yield Maintenance	0.00%	0.00%	11.39%	14.24%	14.27%	15.46%	15.76%	15.81%	15.87%	15.93%	0.00%
Prepayment Premium	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Open	0.00%	0.00%	0.00%	0.00%	3.68%	1.65%	0.00%	0.00%	0.00%	0.00%	100.00%
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Mortgage Pool Balance Outstanding (in millions)	$1,052.82	$1,038.63	$1,021.40	$1,002.97	$983.64	$872.12	$838.65	$818.58	$797.61	$775.46	$38.85

Percent of Aggregate Cut-off Date Pool Balance	100.00%	98.65%	97.02%	95.27%	93.43%	82.84%	79.66%	77.75%	75.76%	73.66%	3.69%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.

From: RBS ABS SYNDICATE (RBS SECURITIES INC) [mailto:rbsgc.abs@bloomberg.net]
Sent: Tuesday, October 16, 2012 10:29 AM
Subject: WFRBS 2012-C9 Pre-Pricing Supplement

IMPORTANT NOTICE
The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com

-------------------------------------------------------------------------------
This communication has been prepared by RBS plc, RBS N.V. or affiliate. It may constitute an invitation to consider a derivatives transaction. It is not within the requirements to promote the independence of research or an offering document and is not an offer, recommendation, nor confirmation of terms. Certain transactions mentioned may give rise to substantial risks and may not be suitable for all investors. RBS may have positions, deal or make markets in these securities or related derivatives. Prices are based on current information and are subject to change. RBS makes no representation or warranties to accuracy or completeness. http://www.rbsm.com/psp/public/pagebuilder.aspx?page=co0150

********************************************************************
Invitation to consider a derivatives transaction: This communication, where prepared by the sales and trading desk or desk strategists, may be marketing material, desk strategy and/or trader commentary.  It is not a product of the research department.  This material may constitute an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and 23.605, where applicable, but is not a binding offer to buy/sell any financial instrument.  The views of the author may differ from others at The Royal Bank of Scotland plc, The Royal Bank of Scotland N.V. and/or RBS Securities Inc. (collectively "RBS").

This message (including any attachments) is confidential and/or privileged. It is to be used by the intended recipients only. If you have received it by mistake please notify the sender by return e-mail and delete this message from your system. Any unauthorized use or dissemination of this message in whole or in part is strictly prohibited. Please note that e-mails are inherently insecure and susceptible to change. The Royal Bank of Scotland Group, plc ("RBS") and its subsidiaries, and affiliates and subsidiary undertakings, including but not limited to, RBS plc New York and Connecticut Branches, RBS Securities Inc., The Royal Bank of Scotland N.V. New York and Chicago Branches (formerly named ABN AMRO Bank N.V.), Citizens Financial Group, Inc. and RBS Citizens, N.A., shall not be liable for the improper or incomplete transmission of the information contained in this communication or Attachment nor for any delay in its receipt or damage to your system. RBS does not guarantee that the integrity of this communication has been maintained nor that this communication is free of viruses, interceptions or interference. For the protection of RBS and its clients and customers, and in compliance with regulatory requirements, the contents of both incoming and outgoing e-mail communications, which could include proprietary information and non-public personal information (‘NPPI’), may be reviewed. RBS and its subsidiaries and affiliates do not guarantee the accuracy of any email or attachment, that an email will be received or that RBS or its affiliates and subsidiaries will respond to an email. RBS makes no representations that any information contained in this message (including any attachments) are appropriate for use in all locations or that transactions, securities, products, instruments or services discussed herein are available or appropriate for sale or use in all jurisdictions, or by all investors or counterparties. Those who utilize this information do so on their own initiative and are responsible for compliance with applicable local laws or regulations.

USA PATRIOT Act Customer Notice: To help the government fight the funding of terrorism and money laundering activities, federal law requires all U.S. financial institutions to obtain, verify, and record information that identifies each customer who opens an account. What this means to our customers: When we open an account on your behalf or we provide services to a business entity, we will ask for its name and address as well as a tax identification number for U.S. entities or other government issued identification number for non-US entities. In addition, we may also ask for documents and/or information relating to the business's formation as well as its principals and/or beneficial owners.